THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED PROMISSORY NOTE

Principal Amount: $42,500.00

Issuance Date: June 26, 2024

Alterola Biotech, a Nevada corporation (“Maker”), promises to pay to the order of Phytanix Bio, or its registered assigns or successors in interest (“Payee”), or order, the amount set forth above as the Principal Amount, in lawful money of the United States of America, on the terms and conditions described below. All cash payments on this Secured Promissory Note (this “Note”), when due and payable hereunder, shall be made by check or wire transfer of immediately available funds or as otherwise determined by Maker to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.    Principal. The principal amount of this Note and any other amounts payable hereunder, shall be due and payable in full upon the earlier of (i) September 26, 2024 (the “Maturity Date”) and (ii) the consummation of the Maker’s initial business combination (the “Business Combination”). The principal balance may be prepaid at any time without penalty.

2.  Interest. No interest shall accrue on the unpaid principal balance of this Note.

3.    Security. To secure the payment and performance by Maker of the Obligations hereunder, each Borrower grants, under and pursuant to the Security Agreement executed by Maker dated as of the date hereof, to Payee, its successors and assigns, a continuing, first-priority security interest in, and does hereby assign, transfer, mortgage, convey, pledge, hypothecate and set over to Payee, its successors and assigns, all of the right, title and interest of each Borrower in and to the Collateral, whether now owned or hereafter acquired, and all proceeds(including, without limitation, all insurance proceeds) and products of any of the Collateral. At any time upon Payee’s request, Maker shall execute and deliver to Payee any other documents, instruments or certificates requested by Payee for the purpose of properly documenting and perfecting the security interests of Payee in and to the Collateral granted hereunder, including any additional security agreements, mortgages, control agreements, and financing statements.

As collateral security for the prompt performance, observance and indefeasible payment in full of the Note, Maker hereby grants to the Payee, a continuing security interest in, and a lien upon, and hereby assigns to the Payee, as security, all property and interests in property of the Maker, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by the Payee, collectively, the “Collateral”), including, without limitation, the following:

(i)	all Accounts;
(ii)	all Equipment;
(iii)	all General Intangibles;
(iv)	all Inventory; and

(iv)       all proceeds and products of (i), (ii), (iii), and (iv)

4.    Perfection of Security Interests. Maker irrevocably and unconditionally authorizes the Payee (or its agents) to file at any time and from time to time such financing statements with respect to the Collateral naming the Payee or its designee as the secured party and the Maker or any wholly-owned subsidiary of the Maker as debtor, as the Payee may require, and including any other information with respect to the Maker or otherwise required by part 5 of Article 9 of the UCC of such jurisdiction as the Payee may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Maker hereby ratifies and approves all financing statements naming the Payee or its designee as secured party and Maker as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of the Payee prior to the date hereof and ratifies and confirms the authorization of the Payee to file such financing statements (and amendments, if any). Maker hereby authorizes the Payee to adopt on behalf of Maker any symbol required for authenticating any electronic filing. In no event shall Maker at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming the Payee or its designee as secured party and Maker as debtor.

5.    Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable and documented attorney’s fees and finally to the reduction of the unpaid principal balance of this Note.

6.    Events of Default. If any of the following shall occur (each a “Default”): (a) Maker fails to pay, when due, all or any part of any principal or other payment required to be made hereunder; or (b) any representation or warranty made by Maker in this Note shall have been incorrect in any material respect when made; or (c) Maker shall fail to perform or observe any term, covenant or agreement contained herein to be performed or observed by it; or (d) Maker shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any such person or entity seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such person or entity or for any substantial part of its property; or Maker shall take any action to authorize or effect any of the actions set forth above in this clause (d); or (e) any provision of this Note shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested by Maker, or a proceeding shall be commenced by Maker or any person seeking to establish the invalidity or unenforceability thereof, or Maker shall deny that Maker has any liability or obligation hereunder; then, Payee may (i) declare the unpaid principal balance hereof and all other sums payable hereunder to be

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immediately due and payable, whereupon the sum of (x) the outstanding principal amount of this Note and (y) any other amounts outstanding hereunder shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) exercise any and all of its other rights under applicable law and/or hereunder. Notwithstanding the foregoing, Maker shall not be obligated to pay in cash any amounts due and payable under this Note, including, without limitation, in connection with any Default under this Section 4, until after the time of consummation of the Business Combination.Use of Proceeds Maker will use the proceeds from the sale of this Note (i) to pay its auditors up to an aggregate amount of $42,500.Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9.    Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10.    Governing Law. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS NOTE SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTIONS) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTIONS OTHER THAN THE STATE OF DELAWARE.

11.    Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.    Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and Payee.

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13.    Assignment. Other than in connection with the Business Combination, no assignment or transfer of this Note or any rights or obligations hereunder may be made by Maker hereto (by operation of law or otherwise) without the prior written consent of the Payee hereto and any attempted assignment without the required consent shall be void.

[Signature page follows]

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the above Issuance Date.

Alterola Biotech, Inc, a
Nevada corporation

By:	/s/ Timothy Rogers
Name: Timothy Rogers
Title: Chairman

Agreed and Accepted:

Phytanix Bio

By:	/s/ Barrett Evans
Name: Barrett Evans
Title: CEO

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